MDU RESOURCES
GROUP, INC.
1200 West Century Avenue		Terry D. Hildestad
Bismarck, ND 58503		President and Chief Executive Officer
Mailing Address:	January 22, 2011
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 530-1000

Mr. J. Kent Wells
18939 Camillo Court
Houston, TX 77094

Dear Kent:

Thank you for the time discussing the Fidelity Exploration & Production Company opportunity with Harry Pearce and me. We are excited to have you join our management team and have outlined the following offer of employment, conditioned upon a successful background review. Please note that as an officer subject to Section 16 of the Securities Exchange Act of 1934, your compensation will be subject to review and approval by the MDU Resources Group, Inc. Compensation Committee of the Board of Directors (the Compensation Committee) and the MDU Resources Group, Inc. Board of Directors:

Title: President and Chief Executive Officer (CEO), Fidelity Exploration & Production Company (Fidelity E&P).

Hire Date: May 2, 2011.

Reporting Relationship: This position will report to me and be a member of our Management Policy Committee.

Duties: As President and CEO of Fidelity E&P, you will perform such duties as the MDU Resources Group, Inc. Board of Directors may from time to time require which are consistent with those customarily performed by a chief executive of a business such as Fidelity E&P. You agree to devote your entire working time and energy to the interests and business of Fidelity E&P.

Base Salary: $550,000 annually, paid on a bi-weekly basis. As a Section 16 officer, your future salary will be determined by the Compensation Committee, which typically meets in November of each year to determine next year's base salaries of Section 16 officers.

MDU RESOURCES GROUP, INC.

Annual Incentive (Executive Incentive Compensation Plan) (EICP): Targeted amount is 100% of base salary, and actual payment will range from 0% to 200% of the targeted amount. For 2011, your EICP payment will be no less than the targeted amount and will be pro-rated by 66.67% to reflect eight (8) months of employment in 2011. Your 2011 EICP will be based on results weighted 75% for Fidelity E&P and 25% for WBI Holdings, Inc.

Long-Term Incentive Plan (LTIP): Targeted amount is 200% of base salary, and you will begin participation in the LTIP in 2012. Any payments made pursuant to the LTIP will be made in shares of MDU Resources Group, Inc. common stock.

Recruitment Incentive: As an inducement to join Fidelity E&P, we will issue a one-time lump-sum payment of $550,000, to be paid to you on or before June 3, 2011. This payment will be subject to payroll withholding tax.

Special Performance Bonus: If Fidelity E&P's fiscal year 2011 cash flow from operations is above $132,000,000, and if you do not resign from your position before January 2, 2012, we will issue you a one-time payment of $1,850,000 before March 10, 2012. The payment, after reduction for payroll withholding taxes, will be made to you one-half in MDU Resources Group, Inc. common stock and one-half in cash. We will use the closing share price on January 2, 2012, to calculate the portion of the payment remitted to you in shares of MDU Resources Group, Inc. common stock.

In the event the aforementioned 2011 cash flow level is achieved but your employment ends before January 2, 2012, due to a change in control (as defined under Section 409A of the Internal Revenue Code), the company will pay the Special Performance Bonus as outlined above.

Stock Ownership Requirement: As a senior member of management you will be required to accumulate and retain three times your base salary in MDU Resources Group, Inc. common stock over the next five years. Our expectation is that you retain shares paid to you under the LTIP and Special Performance Bonus until the stock ownership requirement is met.

Employee Benefits: You will be eligible to participate in Fidelity E&P's employee benefits package, including medical and dental insurance, 401(k), paid time off, company paid life insurance, company paid disability insurance and other benefits. A summary of Fidelity E&P's employee benefits is outlined in the attachment.

Please note that on your first paycheck dated May 20, 2011, you will begin with a vacation balance of 60 hours and in addition will begin a vacation accrual rate of

MDU RESOURCES GROUP, INC.

224 hours per year.  The 224 hours per year represents the accrual rate for a Fidelity E&P employee with 29 years of service or higher.  You will earn 8.62 hours each pay period with an accumulated vacation cap up to one and one-half times the annual rate which is equivalent to 336 hours.

Relocation: To facilitate your move from the Houston area to Denver, we are offering relocation assistance. This is outlined on the attached Relocation Summary.

Confidential Information/Non-Disclosure: You acknowledge that the business of Fidelity E&P is highly competitive and that Fidelity E&P is providing you with access to Confidential Information relating to its business. “Confidential Information” means and includes Fidelity E&P's confidential and/or proprietary information and/or trade secrets. Confidential Information includes, by way of example and without limitation, the following: (i) Fidelity E&P's trade secrets, inventions, formulas, designs, drawings, specifications and engineering or production processes; (ii) information about Fidelity E&P (or other companies within the MDU Resources Group Inc. family of companies) employees and the terms and conditions of their employment; or (iii) business plans, oil and gas data and related items. You acknowledge that this Confidential Information constitutes a valuable, special and unique asset used by Fidelity E&P in its business to obtain a competitive advantage. You further acknowledge that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Fidelity E&P in maintaining its competitive position.

You agree that you will not, at any time during or after the termination of your employment with Fidelity E&P for any reason whatsoever, make any unauthorized disclosure of any Confidential Information, or make any use of Confidential Information, except in the carrying out of your employment responsibilities on behalf of the Company or as may be required by law or a court order. You also agree to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as Fidelity E&P's Confidential Information.

No Solicitation: You agree that for a period of two (2) years following the termination of your employment with Fidelity E&P for any reason whatsoever, you will not, directly or indirectly, solicit for employment, any person who is employed by the Company or any of its affiliates on the date of your termination or at any time within one (1) year or prior thereto; or cause, invite, solicit, entire or induce any such person to terminate his employment with the Company or any of its affiliates.

Miscellaneous: To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the State of Colorado. A waiver of any breach of or compliance with any provision of condition of this Agreement is not a

MDU RESOURCES GROUP, INC.

waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

Again, we are excited to have you on the MDU Resources Group, Inc. team and look forward to our mutual successes and accomplishments.

Sincerely,

/s/ Terry D. Hildestad

Terry D. Hildestad

I agree to the terms of
Employment as described above:

/s/ J. Kent Wells
J. Kent Wells

Date: 3/9/11

FIDELITY EXPLORATION & PRODUCTION COMPANY
SUMMARY OF EMPLOYEE BENEFITS
2011

This is a brief description of your benefits. Coverage under any of these plans is not guaranteed. The Company expects to continue the benefit plans indefinitely, but reserves the right to amend or terminate at any time.

MEDICAL
The Company offers a choice of three medical plans effective with the date of employment. The plans and premiums vary by plan design. All plans are self-funded and are administered by BlueCross BlueShield of Minnesota (BCBSMN).

The BlueCard PPO Plan is a managed care plan using a provider network. Services incurred are subject to a deductible, co-payment and any applicable co-insurance.

The Consumer Preferred Health Plan has a high-deductible that is combined with an employer-funded health reimbursement account (HRA).

The Catastrophic Health Plan is the same as the Consumer Preferred Health Plan without the employer-funded health reimbursement account (HRA).

Opt-Out Feature, if you elect to Opt-Out of the MDU Resources medical insurance due to other available coverage, you will receive $100/month. This taxable benefit will be included in your paycheck. If both you and your spouse are employees of the Company, the Opt-Out benefit is not available if either one of you is covered by the Company medical plan.

DENTAL
The Company offers three dental options, Dental Maintenance, Basic Dental, Dental with Orthodontia for employees to choose from effective with the date of employment. The plans are self-funded and are administered by Delta Dental.

Dental Maintenance Plan pays preventative expenses at 100% with no deductible. This plan covers only diagnostic, preventative and basic restorative benefits (cleanings, x-rays, and fillings).

Basic Dental Plan pays preventative expenses at 100% with no deductible. The deductible for all other expenses is $50 per person per year. Basic restorative expenses are paid at 80%; major restorative expenses are paid at 50%. The annual maximum benefit payable from the plan is $1,500 per person.

Dental with Orthodontia Plan pays as above with an additional $1,500 lifetime maximum orthodontia benefit per person for those under age 19.

The dental plans have a 2-year lock-in provision that requires employees to maintain coverage in the dental plan of their choice for at least two years. Upgrades are allowed at annual enrollment, but restarts the 2-year lock-in requirement. As long as you see participating dentists in the Delta Dental PPO or Premier networks, you'll take advantage of network benefits.

1/20/2011	1

VISION
Vision insurance coverage is offered to employees effective with the date of employment. The vision plan is administered by VSP Vision Services. This benefit is not subsidized by the Company. As long as you see a participating VSP doctor, you'll take advantage of network benefits.

LIFE
Term life insurance coverage is offered to employees effective with the date of employment.

Non-Contributory: The Company provides at no cost to the employee one times annual earnings rounded to the next thousand to a maximum of $100,000.

Contributory: Employees can purchase additional coverage in increments of $25,000, $50,000, $100,000, $150,000, $200,000, $250,000 or $300,000 ($250,000 or $300,000 levels require Evidence of Insurability).

Dependent: Dependent life insurance for spouse and children is a voluntary benefit. The employee must be the designated beneficiary and be enrolled in Contributory Life Insurance. Employees may purchase life insurance for a spouse in increments of $15,000, $25,000, $35,000, $50,000, $100,000, or $150,000. Spousal life coverage cannot be elected at a higher amount than is currently carried by the employee.

Employees may also purchase coverage for their unmarried dependent child(ren) under age 19 or full-time students under age 25 in the amounts of $5,000 or $10,000.

VOLUNTARY ACCIDENTAL DEATH AND DISMEMBERMENT
24-hour accidental death and dismemberment coverage is offered to employees effective with the date of employment. Employees can purchase coverage in increments of $25,000, $50,000, $100,000, $150,000 or $200,000.

BUSINESS TRAVEL ACCIDENT COVERAGE
Business Travel Accident Coverage is a group insurance policy that provides 24-hour accident protection while on a company business trip. The company provides, at no cost to the employee, a principal sum coverage of $100,000.

EMPLOYEE ASSISTANCE PROGRAM
Employees and their immediate family members are eligible to utilize EAP effective with the date of employment. EAP is a confidential assessment, counseling, and referral service staffed by trained professionals who can help employees and family members evaluate their personal concerns and help them take positive action toward solving them. The first assessment of the present problem and up to seven additional sessions is at no cost to the employee.

SICK LEAVE
In the first year of employment, up to 100 hours of sick leave can be paid. A total of 200 hours of sick leave pay is available within the first two years of employment. Beyond two years of employment, sick leave can be paid for up to 180 consecutive calendar days. Eligible employees will receive 100 percent of pay up to the first 90 consecutive calendar days of approved sick leave and 80 percent of pay for any approved sick leave thereafter not to exceed 90 consecutive calendar days.

LONG TERM DISABILITY
The LTD plan is intended to help provide financial protection in the event an employee is unable to work or suffers an income loss due to a disabling condition. The LTD plan provides 60% of income if an employee continues to be disabled after a 180 day elimination period.

1/20/2011	2

Replacement income is offset by other income such as workers compensation and social security benefits. Employees are eligible after completing one year of service. This plan is offered at no cost to the employee.

For employees who continue to be unable to return to work after receiving LTD benefits for a 24-month period, employment will be terminated at the end of the 24-month period. This does not affect the employee's eligibility for continued receipt of LTD benefits through the insurer.

TAX-FREE OPTIONS PLAN (TOP)
Employees are eligible to participate in TOP effective the latter of the first day of employment or the date the enrollment form is signed. Premiums paid for medical, dental and vision insurance coverage can be deducted from pay on a pre-tax basis. Also, money can be deferred to a health care and/or dependent care spending account on a pre-tax basis with the money being used for health care expenses not reimbursed by insurance or otherwise, and dependent care expenses incurred while you are at work.

401(K) PLAN
Employees are eligible to participate in the 401(k) Plan effective with the date of employment. Employees can defer up to an annual maximum amount of their income on a tax-deferred basis to this retirement plan. The company matches $.50 per dollar up to the first 6% of the employee's contribution (a 3% match). Employee and Employer matching contributions to the plan are invested as directed by each participant. Benefits are available upon termination of employment or retirement. Additionally, benefits are subject to the IRS contribution limits.

401(K) RETIREMENT CONTRIBUTION
Employees are also entitled to receive a 5% Retirement Contribution. This 5% Retirement Contribution is in addition to the current 401(k) employer match, is invested as directed by each participant, and is not dependent on employee deferrals. Additionally, benefits are subject to the IRS contribution limits.

An employee must complete a minimum of three years of vesting service to qualify for the Retirement Contribution benefit upon termination of employment or retirement. A year of vesting service is generally defined as any calendar year in which you are compensated for at least 1,000 hours of employment.

HOLIDAYS
Employees are eligible for paid scheduled holidays effective with date of employment. There are ten scheduled holidays: New Year's Day, President's Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve Day and Christmas Day.

WORKERS COMPENSATION
Workers' Compensation insurance provides coverage for on the job accidents that result in an injury, your disability or death. It is funded 100% by employer contributions.

SOCIAL SECURITY
The amount of benefit you receive through Social Security will be based on your earnings record. You are fully insured (for the benefits your earning record qualifies you for) after completing 40 calendar quarters (10 years) in covered employment.

To determine your eligibility for Social Security and to receive an estimate of your projected retirement benefits, contact the Social Security Administration at 1-800-772-1213 or their web site: www.ssa.gov/mystatement.

1/20/2011	3

The cost of this program is shared by yourself and your employer. The company contributes 6.2% of your gross income up to an annual maximum.

MEDICARE
Medicare is our country's health insurance program for individuals age 65 or older and certain individuals with disabilities.

As with Social Security, Medicare is funded equally by yourself and your employer, at 1.45% of gross income with no annual maximum.

UNEMPLOYMENT
Unemployment taxes provide benefits for qualifying unemployed persons on a national scale. It is funded 100% by employer contribution to the Federal and State government agencies.

ADDITIONAL BENEFITS
There are a number of other benefits of significant value which are part of your compensation package, including the following:

Health Reimbursement:
Recognizing that every employee has unique motivators to healthy living, wellness, and fitness, the Company has established a $150 maximum annual (calendar year) reimbursement subject to individual income taxes for any of the following health, wellness, or fitness options of the employee's choice.

•	Fitness Facility Membership

•	Participation in a Weight-Loss or Personal Coaching Program

•	Fitness Equipment

•	Resource Materials

Incentive Compensation Plan:
The Company offers an incentive compensation plan based on eligibility requirements should certain financial, safety, production and individual/team goals be met.

Training and Education Assistance:
To assist employees in their career development, the company will provide financial support for employee training and education that is beneficial to both the individual and the company.

Jury Duty:
Employees will be provided with regular pay for time served on jury duty during the employee's regularly scheduled hours of work.

Bereavement Leave:
Up to four consecutive days may be granted with pay based on the relationship of the deceased.

Military Leave:
Employees will be granted a leave of absence without pay for required military training or volunteer service. Regular full-time employees called to active duty, shall be paid the difference between military base pay and up to 40 hours per week of company pay on a straight time basis, for the tour of duty but not to exceed one year.

Service Award Program:
Employees are recognized with a service award in 5 year increments.

1/20/2011	4

Relocation Benefits
You are being offered the following benefits associated with your employment as the President and CEO of Fidelity Exploration and Production Co.
House Finding - Reasonable expenses incurred for two (2) house or apartment finding trips for you and your spouse.
Temporary Living - The Company will reimburse you up to $3,000 per month for six (6) months of temporary living. Please note that this reimbursement will be made from our payroll department and will be taxable to you.
En Route Expenses - Reasonable expenses incurred during the actual move from the Houston area to the Denver location.
Moving of Household Goods and Personal Effects - The Company will pay actual and reasonable costs incurred in moving your household goods and personal effects.
Relocation Allowance - One (1) month's salary subject to normal withholding taxes.
Disposal of Current Home - We will reimburse you for the following home sale expenses:

a.	Reasonable attorney's fees;

b.	Federal, State, and local transfer taxes;

c.	Search fees and title insurance;

d.	Brokerage commission of a licensed real estate broker;

e.	Mortgage prepayment penalties;

f.	Recording fees;

g.	Any other fees or expense approved in advance in writing by the Company.

Also, the Company will pay a bonus of three percent (3%) of the sales prices, up to a maximum of $15,000, subject to normal withholding taxes;
Acquiring a New Home - The Company will reimburse you for the following expenses associated with acquiring a new home. In order to qualify for this benefit, a new home must be purchased at the new location within eighteen (18) months of beginning work at the new location.

a.	Title search and title insurance;

b.	Mortgage service charges and mortgage taxes;

c.	Bank applications and processing and appraisal fees;

d.	Recording and notary fees;

e.	State and local transfer taxes;

f.	Termite inspection;

g.	Land survey;

h.	Attorney's fees up to a maximum of one percent (1%) of the new mortgage amount;

i.	Origination fees or points up to a maximum of two percent (2%) of the new mortgage amount;

j.	Any other fees or expenses approved in advance in writing by the Company.

Spouse Career Assistance - Available to your spouse in a professional position or for dual income families.
Resignation - Should you resign from the Company within one year of the movement of your household goods and personal effects to the Denver area you will be required to reimburse the Company for all payments made to you or any third parties associated with the relocation.

Note, any monies paid over and above your normal salary will be taxed at the higher IRS supplemental income rate. Additionally, reimbursement for some of the items listed above may be taxable to you.